Exhibit 10.1

Zoomcar Holdings, Inc.

March 28, 2025

Uri Levine

Via email:

Dear Mr. Levine:

As we discussed, the requisite members of the Board of Directors (the “Board”) of Zoomcar Holdings, Inc. (the “Company”) plan to appoint you as a director and Chairman of the Board, effective March 31, 2025 (the “Effective Date”), to fill a current vacancy on the Board. We appreciate your willingness to accept this position, and we look forward to your valuable contributions.

In consideration of your service, the Board will provide you with the following:

●	A service fee of $29,166 USD per month, payable monthly in arrears,

●	A $500,000 USD cash bonus that shall become payable within thirty days following the six-month anniversary of the Effective Date, and

●	Subject to the approval of the Company’s stockholders, a grant of 1,000,000 restricted shares (the “Restricted Share Award”), which shall vest upon the earlier of (1) the second anniversary of the grant date and (2) Zoomcar India Private Limited, an Indian limited liability company and subsidiary of the Company, achieving $20 million or more in revenue in fiscal year 2026. If the Company’s stockholders do not approve the Restricted Share Award, you will not be granted the Restricted Share Award, and the Company shall not have any obligation to grant you additional compensation to replace the Restricted Share Award.

The aforementioned compensation is in lieu of any compensation that may be payable to you under the Company’s director compensation program. However, we will reimburse you for reasonable out-of-pocket expenses pursuant to the expense policy applicable to members of the Board.

We plan to have at least one scheduled Board meeting each calendar quarter. As a Board member, you are responsible for attending these scheduled meetings in person or by telephone.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information. Nothing herein shall be construed so as to prevent you from voluntarily communicating with government agencies.

You have provided us with a description of your investments and activities in the Company’s industry and we have agreed they do not pose a conflict of interest at this time. You will advise the Company of any additional investments or activities in industries in or adjacent to those in which the Company operates and, in addition, we ask that you inform the Board of any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. You, of course, may also terminate your relationship with Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information to the Company.

During your tenure on the Board, you will at all times and for all purposes be acting as an independent contractor and not as an employee of the Company. Accordingly, you will not be eligible to participate in any employee benefit plans provided by the Company to its employees and the Company will not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes.

By your execution of this agreement, you confirm that this agreement constitutes the entire agreement between the Company and yourself and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among us with regard to the subject matter hereof, including, for the avoidance of doubt, any rights, payments and obligations due in accordance with that certain consulting agreement, dated October 21, 2024, between the parties hereto which shall be deemed terminated as of the Effective Date with no further payments due, securities owed or rights or obligations due to you by the Company.

I am excited about your joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Very truly yours,

Zoomcar Holdings, Inc.

By:	/s/ Hiroshi Nishijima
Name:	Hiroshi Nishijima
Title:	Chief Executive Officer

I have read and accept this offer:

/s/ Uri Levine
Uri Levine

Dated: March 28, 2025